CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CECO ENVIRONMENTAL CORP.

CECO Environmental Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.
This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 10, 2002 (the “Certificate of Incorporation”).
2.
This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.
Article IX, Section B. of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

B. Elimination of Certain Liability of Directors and Officers:

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors only, under Section 174 of the DGCL, as the same exists or hereafter may be amended, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of officers only, for any action by or in the right of the Corporation. If the DGCL is amended to authorize the further elimination or limitation of liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 20th day of May, 2024.

CECO ENVIRONMENTAL CORP.

By:	/s/ Lynn Watkins-Asiyanbi
Name:	Lynn Watkins-Asiyanbi
Its:	SVP, Chief Administrative & Legal Officer and Corporate Secretary